Exhibit 99.1

Global Reports First Fiscal Quarter 2011 Earnings

Company Delivers GAAP Profitability

NEW YORK, August 5, 2010 – MF Global Holdings Ltd. (NYSE: MF), a leading broker-dealer offering customized solutions in global cash, derivatives and related markets, today reported earnings for the first fiscal quarter ended June 30, 2010.

First Quarter Highlights

•

Slightly improved market conditions coupled with enhanced client facilitation activities drive top line growth. Revenue, net of interest and transaction-based expenses (net revenue), was $289.4 million for the first quarter of 2011 compared with $271.5 million for the same period last year.

•

Realignment of compensation and reduced headcount lowers compensation ratio. Employee compensation and benefits (excluding non-recurring IPO awards) as a percentage of net revenue was 53.7 percent compared with 63.2 percent for the same period last year.

•	MF Global has reduced headcount by approximately 12 percent. The majority of the reduction occurred prior to the quarter close on June 30, 2010.

•	Rationalizing resources creates greater operational efficiency. Non-compensation expense for the quarter was $91.4 million, compared with $111.3 million for the same period last year.

•

Initial steps begin to improve earnings profile. GAAP net income applicable to common shareholders was $0.8 million or $0.01 per basic and diluted share for the first quarter, compared with a net loss of $32.8 million or $0.27 per basic and diluted share for the same period last year.

•

GAAP net income includes a number of unusual items, such as restructuring charges, a UK bonus tax, stock compensation expense related to IPO awards and impairment of goodwill. Please see the attached table for detailed information on earnings per share effect.

•	Adjusted earnings per fully diluted share was $0.16 for the first quarter of 2011, versus $0.05 for the same period last year. [1]

“In my first 100 days, MF Global has taken proactive steps to more closely align our compensation structure with industry best practices and shareholder interests, in addition to improving our capital structure and enhancing our value proposition by expanding client facilitation activities,” said Jon S. Corzine, chairman and CEO of MF Global. “While our results this quarter reflect initial progress and I’m pleased the company has delivered GAAP profitability, I believe this is only a first step toward realizing MF Global’s full potential.”

[1]	Adjusted earnings per fully diluted share is a non-GAAP measure. Please see “Non-GAAP Financial Measures” in this release.

Mr. Corzine continued, “We are working quickly to meet the multiple opportunities offered in the global markets. In that context, our strategic planning process is underway and we are implementing initial steps to integrate and enhance our retail offering. We are also reviewing ways in which we can better serve our institutional clients through a broader set of risk intermediation functions and products combined with focused market research. Moreover, as financial reform is implemented, we believe we are well positioned to leverage our core capabilities on global exchanges and take advantage of deleveraging that will likely occur among larger financial institutions.”

First Quarter 2011 Results

Revenue, net of interest and transaction-based expenses (net revenue), was $289.4 million for the first quarter of 2011 versus $271.5 million for the same period last year. The increase in revenue was primarily due to higher exchange volumes and widening spreads as well as increased customer activity driven by enhanced client facilitation opportunities.

Net income applicable to common shareholders was $0.8 million or $0.01 per basic and diluted share for the first quarter, compared with a net loss of $32.8 million or $0.27 per basic and diluted share for the same period last year.

Adjusted earnings per fully diluted share was $0.16 for the first quarter, compared with $0.05 for the same period last year.

Employee compensation and benefits (excluding non-recurring IPO awards) during the quarter totaled $155.4 million, or 53.7 percent of net revenue compared with $171.6 million or 63.2 percent for the same period last year. The decrease in compensation percentage reflects the realigning of compensation programs and reductions in workforce implemented during the quarter as well as higher net revenues, partially offset by a one-time UK bonus tax.

Non-compensation expense for the quarter was $91.4 million, compared with $111.3 million for the same period last year. The lower expense was due to the absence of foreign currency translation losses and the streamlining or termination of non-core initiatives and associated non-compensation expenses.

Client payables were $11.3 billion at June 30, 2010, compared with $12.0 billion at March 31, 2010.

“Our proactive capital structure initiatives this quarter have significantly improved cash flow, created greater permanency of capital and increased the duration and flexibility of our capital structure,” said Randy MacDonald, chief financial officer of MF Global. ”We believe our efforts have provided the resources and flexibility to grow and invest in our business as well as the strength and stability to improve our credit profile and enhance our counterparty standing.”

Business Developments

Amended and Extended Unsecured Committed Revolving Credit Facility

The company successfully completed an amendment to its unsecured committed revolving credit facility (“liquidity facility”). Following the amendment, MF Global has a $1.2 billion liquidity facility. Of that amount, $689.6 million of commitments will mature on June 15, 2014, while $511.2 million mature on June 15, 2012. The undrawn portion of the liquidity facility is $758 million.

Completed Equity Offering

MF Global Holdings Ltd. completed, on June 8, 2010, an underwritten public offering of 22.5 million shares of its common stock at a price to the public of $7.10 per share. In addition, the underwriters exercised an option to purchase an additional 3.4 million shares of common stock for sale to the public. MF Global raised $174.4 million in proceeds, net of underwriting discount and other costs. MF Global used the proceeds from this offering to pay all fees and expenses that it incurred in connection with its exchange offer for certain of its outstanding preferred and debt securities and used a portion of the proceeds for the payment of a cash premium related to the exchange offer. MF Global expects to use the remainder of the net proceeds for general corporate purposes.

Completed Exchange Offer for Outstanding Convertible Notes and Series B Preferred Stock

On June 1, 2010, the company announced the commencement of an offer to exchange shares of common stock of the company plus cash for any and all of its outstanding 9.00% Convertible Senior Notes and any and all of its outstanding 9.75% Non-Cumulative Convertible Preferred Stock, Series B. On July 15, 2010, the company announced the completion of the exchange offer, and issued 10.5 million shares of its common stock and paid $48.8 million in cash in exchange for 1.1 million of its Series B Preferred Stock. The company also issued 0.9 million shares of its common stock and paid $4.5 million in cash in exchange for $9.3 million aggregate principal amount of its outstanding Convertible Senior Notes. The company anticipates the exchange offer will reduce after-tax interest and dividends by approximately $11.2 million annually.

MF Global to Launch Taiwan’s First Managed Futures Fund

In early July, MF Global received regulatory approval from the Financial Supervisory Commission to market the first actively managed futures trust fund in Taiwan. The MF Global Multi-Strategy Futures Trust Fund, which is expected to launch in September, will be available to institutional and retail investors in Taiwan looking to diversify their holdings across market sectors and manage market risk.

Conference Call Information

MF Global will hold a conference call to discuss the first quarter 2011 results today at 7:30 a.m. ET. The call is open to the public.

Dial-in information

U.S./Canada: + 877-675-4749

International: + 719-325-4867

Passcode: 8111348

Listeners to the call should dial in approximately 15 minutes prior to the start of the call.

Webcast information

A live audio webcast of the presentation will also be available on the investor relations section of the MF Global Web site, at http://www.mfglobalinvestorrelations.com, and will be available for replay shortly after the event.

About MF Global

MF Global Holdings Ltd. (NYSE: MF) is a leading broker-dealer in cash and derivatives, providing seamless execution, clearing, and settlement services in exchange-traded and over-the-counter markets. A leader by volume on multiple exchanges, the firm delivers insight and access across a broad range of products. MF Global helps its diverse client base meet their unique trading and hedging needs through customized solutions, market expertise, and value-added research. For more information, please visit www.mfglobal.com.

Forward-Looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including statements relating to the Company’s future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. We caution you not to place undue reliance on these forward-looking statements. We refer you to the Company’s latest Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC), for a description of the risks and uncertainties the Company faces. This press release includes certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, which is available on the Company’s website at www.mfglobal.com.

Investor Contact:

Lisa Kampf	+1 212.589.6592 lkampf@mfglobal.com

Media Contact:

Melissa Jarmel	+1 312.548.1287 mjarmel@mfglobal.com

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Non-GAAP Financial Measures

In this press release, we provide certain earnings per share ratios based on a fully diluted number of shares (“fully diluted shares”). In accordance with the regulations of the U.S. Securities and Exchange Commission (“SEC”), earnings per share ratios based on fully diluted shares are considered to be non-GAAP financial measures because fully diluted shares represent shares outstanding, as determined on a GAAP basis, with certain adjustments that are made outside of GAAP. We use fully diluted shares for certain ratios for the reasons described further below.

We also provide information related to “adjusted earnings per fully diluted share”, which represents “adjusted earnings” (a non-GAAP financial measure) divided by our fully diluted shares (also a non-GAAP financial measure). “Adjusted earnings” excludes the following items from “Net income/(loss) applicable to common shareholders”: Stock compensation expense related to IPO awards; Severance expense; Gains on exchange seats and shares; Impairment of goodwill; Accelerated amortization of debt issuance costs; Foreign currency translation movements; Restructuring charges; Sarbanes Oxley costs; UK bonus tax; and Costs associated with the February 2008 broker-related loss. We use “adjusted earnings per fully diluted share” for the same reasons why we present fully diluted share ratios and also because our management believes that the measure provides a more useful metric of our operating performance. In particular, we exclude restructuring charges, a UK bonus tax, stock compensation expense related to IPO awards and costs associated with the February 2008 broker-related loss because we believe that they reflect losses or expenses arising from one-time events. In addition, we exclude impairment of goodwill; severance expense; accelerated amortization of debt issuance costs; foreign currency translation movements; restructuring charges; gains on exchange seats and shares; Sarbanes Oxley costs; and UK bonus tax because we believe that these gains and losses do not reflect our operating performance and do not help our shareholders understand our past or future financial performance.

The presentation of fully diluted shares and ratios based on fully diluted shares are not intended to be considered in isolation from, as a substitute for or as superior to, the financial information prepared and presented in accordance with GAAP, and our presentation of this measure may be different from non-GAAP financial measures used by other companies.

To determine adjusted earnings per fully diluted share, both the numerator and denominator of the GAAP EPS calculation require adjustment. For the numerator, interest and amortization of issuance costs on our Convertible Notes, net of tax and dividends on the Series A and Series B Preferred Stock must be added back to net loss/income applicable to common shareholders. For the denominator, weighted average shares of common stock outstanding is adjusted at June 30, 2010 and 2009 to add back shares underlying restricted stock and stock unit awards (“IPO awards”) granted in connection with our IPO which are not considered dilutive under U.S. GAAP and, therefore, not included in diluted shares of common stock outstanding. These shares are not considered dilutive because, in part, of the value of these awards in relation to the market price of our shares of outstanding common stock. In addition, shares of common stock outstanding are also adjusted at June 30, 2010 and 2009 to include the impact of our outstanding Series A Preferred Stock, Series B Preferred Stock and Convertible Notes, on an if-converted basis. For the three months ended June 30, 2010 weighted average shares of common stock outstanding is adjusted by 3.3 million, 12.0 million, 14.4 million and 19.6 million shares, related to IPO awards, Series A Preferred Stock, Series B Preferred Stock and Convertible Notes, respectively. For the three months ending June 30, 2009 weighted average shares of common stock outstanding is adjusted for 3.7 million, 12.0 million, 14.4 million and 19.6 million, related to IPO awards, Series A Preferred Stock, Series B Preferred Stock and Convertible Notes, respectively. We believe it is meaningful to investors to present ratios based on fully diluted shares because it demonstrates the dilution that investors will experience at the end of the three-year vesting period of our IPO awards and when our Series A Preferred Stock, Series B Preferred Stock and Convertible Notes are converted. It is also how our management internally views dilution.

MF Global Holdings Ltd.

Consolidated Statements of Operations

(Dollars in thousands, except share data)

	Three months ended
	June 30,
	2010	2009
Revenues
Commissions	$376,646	$338,813
Principal transactions	66,342	49,655
Interest income	114,232	101,186
Other	11,872	13,638

Total revenues	569,092	503,292
Interest and transaction-based expenses:
Interest expense	45,431	29,067
Execution and clearing fees	175,196	142,135
Sales commissions	59,030	60,572

Total interest and transaction-based expenses	279,657	231,774
Revenues, net of interest and transaction-based expenses	289,435	271,518

Expenses
Employee compensation and benefits (excluding non-recurring IPO awards)	155,374	171,613
Employee compensation related to non-recurring IPO awards	8,595	8,845
Communications and technology	31,427	27,158
Occupancy and equipment costs	11,103	9,701
Depreciation and amortization	10,534	13,618
Professional fees	18,057	20,890
General and other	19,468	38,499
IPO-related costs	—	871
Restructuring charges	9,874	—
Impairment of goodwill	848	542

Total other expenses	265,280	291,737
Gains on exchange seats and shares	1,958	638
Loss on extinguishment of debt	—	9,682
Interest on borrowings	9,535	10,525

Income/(loss) before provision for income taxes	16,578	(39,788)
Provision/(benefit) for income taxes	8,141	(14,426)
Equity in income of unconsolidated companies (net of tax)	627	620

Net income/(loss)	9,064	(24,742)
Less: Net income/(loss) attributable to noncontrolling interest	243	410

Net income/(loss) attributable to MF Global Holdings Ltd.	$8,821	$(25,152)

Dividends declared on preferred stock	7,678	7,678
Cumulative and participating dividends	360	—

Net income/(loss) applicable to common shareholders	$783	$(32,830)

Earnings/(loss) per share:
Basic	$0.01	$(0.27)
Diluted	$0.01	$(0.27)
Weighted average number of shares of common stock outstanding:
Basic	130,196,655	122,918,795
Diluted	133,999,818	122,918,795

MF Global Holdings Ltd.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30, 2010	March 31, 2010
Assets
Cash and cash equivalents	$617,627	$826,227
Restricted cash and segregated securities	9,475,349	9,693,927
Securities purchased under agreements to resell	15,501,765	22,125,430
Securities borrowed	3,814,901	3,918,553
Securities received as collateral	54,807	52,185
Securities owned	15,498,184	10,320,139
Receivables:
Brokers, dealers and clearing organizations	2,085,144	3,317,789
Customers	342,849	292,110
Other	75,727	44,418
Memberships in exchanges, at cost	5,829	6,262
Furniture, equipment and leasehold improvements, net	78,210	72,961
Intangible assets, net	68,282	73,359
Other assets	232,052	222,720

TOTAL ASSETS	$47,850,726	$50,966,080

Liabilities and Equity
Short-term borrowings, including current portion of long-term borrowings	$446,853	$142,867
Securities sold under agreements to repurchase	27,046,893	29,079,743
Securities loaned	1,169,905	989,191
Obligation to return securities borrowed	54,807	52,185
Securities sold, not yet purchased, at fair value	4,296,949	4,401,449
Payables:
Brokers, dealers and clearing organizations	1,589,774	2,240,731
Customers	11,310,048	11,997,852
Accrued expenses and other liabilities	179,829	197,074
Long-term borrowings	199,756	499,389

TOTAL LIABILITIES	46,294,814	49,600,481

Preferred stock, $1.00 par value per share
Series A Convertible, cumulative	96,167	96,167
Series B Convertible, non-cumulative	128,035	128,035

EQUITY
Common stock, $1.00 par value per share	148,131	121,699
Treasury stock	(353)	(219)
Receivable from shareholder	(29,779)	(29,779)
Additional paid-in capital	1,526,126	1,367,948
Accumulated other comprehensive loss (net of tax)	(8,482)	(5,752)
Accumulated deficit	(319,645)	(328,466)
Noncontrolling interest	15,712	15,966

TOTAL EQUITY	1,331,710	1,141,397

TOTAL LIABILITIES AND EQUITY	$47,850,726	$50,966,080

Supplementary Data

The table below calculates principal transactions revenue, including the net interest generated from financing transactions related to principal transactions:

	Three months ended June 30,
	2010	2009
	(dollars in millions)
Principal transactions, excluding revenues from investment of client payables	$69.4	$49.6
Net interest generated from principal transactions and related financing transactions	18.0	37.3

Principal transactions and related net interest revenue	$87.4	$86.9

The table below provides an analysis of the components of principal transactions:

	Three months ended June 30,
	2010	2009
	(dollars in millions)
Principal transactions, excluding revenues from investment of client payables	$69.4	$49.6
Principal transactions revenues from investment of client payables	(3.1)	0.1

Principal transactions	$66.3	$49.7

The table below provides an analysis of the components of net interest income for the periods presented:

	Three months ended June 30,
	2010	2009
	(dollars in millions)
Net interest generated from client payables and excess cash	$50.8	$34.8
Net interest generated from principal transactions and related financing transactions	18.0	37.3

Net interest income	$68.8	$72.1

The table below calculates net revenues from client payables and excess cash for the periods presented:

	Three months ended June 30,
	2010	2009
	(dollars in millions)
Net interest generated from client payables and excess cash	$50.8	$34.8
Principal transactions revenues from investment of client payables	(3.1)	0.1

Net revenues from client payables and excess cash	$47.7	$34.9

The table below presents volumes for the periods presented:

	Three months ended June 30,
	2010	2009
	(contracts in millions)
Execution-only volumes	90.3	131.5
Cleared volumes	434.4	298.2

Total exchange-traded futures and options volumes	524.7	429.7

Supplementary Data (continued)

GAAP net income for the three months ended June 30, 2010 includes the following amounts and earnings per share effect based on a basic and fully diluted number of shares:

	Pre-tax Amount (millions)	After-tax Amount (millions)	Per Basic Shares (2)	Per Fully Diluted Shares (3)
Shares outstanding (in millions)			130.2	179.5

GAAP	$16.6	$0.8	0.01	—
Restructuring charges	9.9	6.5		0.04
Stock compensation expense related to IPO awards	8.6	6.4		0.04
Other adjustments (1)	2.1	2.5		0.01
Anti-dilutive impact of fully diluted number of shares	—	12.2		0.06

Adjusted	$37.2	$28.4		0.16

(1)	Other adjustments include exchange membership gains, U.K. bonus tax, impairment of goodwill and severance expense.
(2)	Calculated using after-tax amounts and 130.2 million shares outstanding.
(3)	Calculated using after-tax amounts and fully diluted shares of 179.5 million, which is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.

GAAP net loss for the three months ended June 30, 2009 includes the following amounts and earnings per share effect based on a basic and fully diluted number of shares:

	Pre-tax Amount (millions)	After-tax Amount (millions)	Per Basic Shares (2)	Per Fully Diluted Shares (3)
Shares outstanding (in millions)			122.9	172.6

GAAP	$(39.8)	$(32.8)	(0.27)	—
Foreign currency translation loss	16.3	11.7		0.07
Accelerated amortization of debt issuance costs	9.7	5.7		0.03
Stock compensation expense related to IPO awards	8.8	8.1		0.05
Severance expense	1.9	1.2		0.01
Sarbanes Oxley costs	0.9	0.9		0.01
Other adjustments (1)	0.1	—		—
Anti-dilutive impact of fully diluted number of shares	—	14.1		0.15

Adjusted	$(2.1)	$8.9		0.05

(1)	Other adjustments include exchange membership gains, impairment of goodwill and broker related loss costs.
(2)	Calculated using after-tax amounts and 122.9 million shares outstanding.
(3)	Calculated using after-tax amounts and fully diluted shares of 172.6 million, which is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.